Exhibit 10.2

EXECUTION VERSION

LETTER OF CREDIT REIMBURSEMENT,

COMPENSATION AND SECURITY AGREEMENT

This LETTER OF CREDIT REIMBURSEMENT, COMPENSATION AND SECURITY AGREEMENT, dated as of May 29, 2009 (as amended, supplemented or modified from time to time, this “Agreement”), is made by and among PHILIP SASSOWER and SUSAN SASSOWER, individuals (each individually, a “Secured Party” and, collectively, the “Secured Parties”), XPLORE TECHNOLOGIES CORPORATION OF AMERICA, a Delaware corporation (with its successors and permitted assigns, the “Borrower”), and XPLORE TECHNOLOGIES CORP., a Delaware corporation (with its successors and permitted assigns, the “Parent”; the Borrower and the Parent are herein collectively referred to as the “Grantors” and, each individually, a “Grantor”).

Recitals

WHEREAS, the Borrower and Silicon Valley Bank, a California-chartered bank (“Silicon”), are parties to that certain Loan and Security Agreement, dated as of September 15, 2005 (as amended, supplemented and modified prior to the date hereof, the “Original Loan Agreement”), pursuant to which Silicon has extended certain credit accommodations to the Borrower;

WHEREAS, Silicon has agreed to enter into the Twelfth Amendment, dated as of the date hereof (the “Twelfth Amendment”), to the Original Loan Agreement (the Original Loan Agreement, as amended by the Twelfth Amendment, and as may be further amended, amended and restated, supplemented or modified from time to time, the “Loan Agreement”), to provide for additional availability to the Borrower in the form of Non-Formula Loans (as defined in the Loan Agreement) (the “Non-Formula Loans”), on a condition that the Secured Parties, as Supporting Letter of Credit Applicants (as defined in the Twelfth Amendment), cause an irrevocable standby letter of credit to be issued by Bank of America, N.A., on or about the date hereof, for the account of the Secured Parties in favor of Silicon, in the amount of $1,000,000 (the “Initial Letter of Credit”), a copy of which Initial Letter of Credit is attached hereto as Exhibit A (as such Initial Letter of Credit, or a letter of credit issued in replacement of such Initial Letter of Credit by another bank rated A2 or better by Moody’s Investors Service, Inc. (such replacement bank, together with Bank of America, N.A., the “Issuing Bank”) for the account of the Secured Parties in favor of Silicon, may be amended, supplemented, modified or extended from time to time, the “Supporting Letter of Credit”);

WHEREAS, in order to induce the Secured Parties to cause the Issuing Bank to issue the Supporting Letter of Credit, (a) the Borrower has agreed to (i) reimburse the Secured Parties for all costs and expenses incurred by the Secured Parties in connection with the issuance of the Initial Letter of Credit and the entry into this Agreement and the Twelfth Amendment, and (ii) reimburse the Secured Parties for all payments made by the Secured Parties to the Issuing Bank in connection with any drawings made by Silicon under the Supporting Letter of Credit; and (b)

the Grantors have agreed to provide certain compensation to the Secured Parties in connection with the issuance of the Supporting Letter of Credit; and

WHEREAS, to secure the Grantors’ obligations to the Secured Parties, each of the Grantors have agreed to grant to the Secured Parties a security interest in the Collateral.

NOW, THEREFORE, in consideration of the mutual promises contained herein and in order to induce the Secured Parties to cause the Issuing Bank to issue the Supporting Letter of Credit, the parties hereto agree as follows:

SECTION 1.   Definitions.  All terms defined in Article 1, 2A, 5, 8 or 9 of the UCC, as in effect on the date of this Agreement, are used herein with the meanings therein ascribed to them; such terms include “account”, “account debtor”, “chattel paper”, “commercial tort claim”, “control”, “deposit account”, “document”, “equipment”, “financial asset”, “fixtures”, “general intangibles”, “goods”, “instrument”, “inventory”, “investment property”, “letter of credit”, “letter-of-credit right”, “money”, “payment intangible”, “proceeds”, “promissory note”, “securities account”, “security”, “security interest” and “supporting obligation”. In addition, the term “deposit account” includes an account evidenced by a certificate of deposit. The words and expressions defined in the preamble, the recitals and the other Sections hereof shall have the meanings given to such words and expressions in such preamble, recitals and Sections, and the following words and expressions shall have the following meanings, in each case unless the context otherwise requires:

“Account Receivable” means an “account” to the extent it represents a right to payment of a monetary obligation, whether or not earned by performance (a) for property that has been, or is to be, sold, leased, licensed, assigned, or otherwise disposed of, or (b) for services rendered, or to be rendered, including all accounts arising from sales or rendition of services made under each of the Grantors’ names, trade names or styles or through any of such Grantor’s properties or divisions, regardless of how such right is evidenced, whether secured or unsecured (and whether or not specifically listed on schedules furnished to the Secured Parties).

“Bank Account” means (a) a deposit, custody, or other account (whether, in any case, time or demand or interest or non-interest bearing and whether maintained at a branch or office located within or outside the United States of America) of each of the Grantors, (b) all amounts from time to time credited to such account, (c) all cash, financial assets and other investment property, instruments, documents, chattel paper, general intangibles, accounts and other property from time to time credited to such account or representing investments and reinvestments of amounts from time to time credited to such account, and (d) all interest, principal payments, dividends and other distributions payable on or with respect to, and all proceeds of, (i) all property so credited or representing such investments and reinvestments and (ii) such account.

“Contract” means (a) any agreement (whether bi-lateral or unilateral or executory or non-executory and whether a person entitled to rights thereunder is so entitled directly or as a third-party beneficiary), including an indenture, lease or license, (b) any deed or other instrument of conveyance, and (c) any certificate of incorporation, charter, bylaw, operating agreement or any other organizational document.

“Drawing Materials” means all bills of lading, dock warrants, dock receipts, warehouse receipts and other documents (including those which are “documents” under Section 7-201(2), or “documents of title” under Section 1-201(15), of the UCC), drafts, certificates, agreements, and other records, required to make a drawing under a letter of credit.

“Equity Interests” means, with respect to any person, shares of capital stock of, or other ownership or profit interests in, such person, warrants, options or other rights for the purchase or other acquisition from such person of such shares of capital stock of, or other ownership or profit interests in, such person, securities convertible into or exchangeable for such shares of capital stock of, or other ownership or profit interests in, such person, or warrants, rights or options for the purchase or other acquisition from such person of such shares of capital stock of, or other ownership or profit interests in, such person, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Event of Default” means a breach by either of the Grantors of any representation or warranty contained in this Agreement or a failure by either of the Grantors to perform or comply with any covenant or agreement contained in this Agreement.

“Intellectual Property” means (a) copyrights, rights in or licenses of copyrights and marks subject to copyright protection, in whole or in part, including, without limitation, those listed on Schedule II hereto, and all renewals or extensions of any of the foregoing; (b) trade names, trademarks, service marks, trade styles, designs, logos, indicia, corporate names and fictitious business names, in each case, together with all associated goodwill, including, without limitation, the trademark applications set forth on Schedule II hereto; (c) (i) patents now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof or any other country or any political subdivision thereof, including, without limitation, those listed on Schedule II hereto, together with all the rights, benefits and privileges derived therefrom, (ii) all design and utility patents, utility models and registered designs (including all reissues, divisions, continuations, continuations-in-part, reexaminations and extensions thereof), and (iii) all proceeds of the foregoing; (d) designs, schemes, computer programs and all intellectual property rights associated thereto (other than such programs and rights in which, by their terms enforceable under applicable law, no security interest may be granted); (e) all mask works or similar rights available for the protection of semiconductor chips; and (f) other proprietary information.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference or other security agreement or preferential arrangement, charge or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing), except for reasonable security interests in purchase-money collateral (as such term is defined in Section 9-103 of the UCC) to the extent such security interests secure purchase-money obligations to finance acquisitions of such purchase money collateral.

“Other Goods” means all goods other than inventory and equipment.

“Permitted Liens” shall mean the following:

(a)           mechanics’, materialmen’s or similar inchoate Liens arising or incurred in the ordinary course of business relating to liabilities not yet due and payable;

(b)           Liens for current taxes not yet delinquent, or the validity of which is being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing foreclosure or enforcement of such Liens and where adequate reserves are established and maintained in accordance with generally accepted accounting principles;

(c)           Liens or pledges in connection with workmen’s compensation, unemployment insurance or other social security obligations;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of alike nature incurred in the ordinary course of business;

(e)           Liens in favor of Silicon under (i) the Loan Agreement, (ii) that certain Intellectual Property Security Agreement, dated as of September 15, 2005 (as amended, amended and restated, supplemented or modified from time to time), between the Borrower and Silicon, (iii) that certain Security Agreement, dated as of September 5, 2008 (as amended, amended and restated, supplemented or modified from time to time), between the Parent and Silicon, and (iv) that certain Intellectual Property Security Agreement, dated as of September 5, 2008 (as amended, amended and restated, supplemented or modified from time to time), between the Parent and Silicon;

(f)            Liens in favor of Phoenix Venture Fund LLC, as collateral agent (“Phoenix”), under the Security Agreement, dated as of September 5, 2008 (as amended, amended and restated, supplemented or modified from time to time), among the Parent, the Borrower and Phoenix;

(g)           Liens in favor of Wistron Corporation under the Turnkey Design and Manufacturing Agreement, dated July 1, 2003, by and between the Borrower and Wistron Corporation;

(h)           Liens consented to by the Secured Parties in writing; and

(i)            the following Liens evidenced by UCC filings on record with the Secretary of State of the State of Delaware: (i) Lien in favor of CIT Bank regarding all computer equipment and peripherals referenced in the Loan Agreement #007139097-005 dated August 24, 2005, (ii) Lien in favor of Susquehanna Patriot Commercial Leasing Corp. regarding all personal property and/or equipment, and fixtures, which is the subject of the Equipment Lease Agreement number

22453001, and (iii) Lien in favor of Coactiv Capital Partners LLC regarding all personal property and/or equipment, and fixtures, which is the subject of the Equipment Lease Agreement number 22453002.

“Secured Obligations” means all obligations, liabilities and indebtedness (whether actual or contingent, whether now existing or hereafter arising, whether or not for the payment of money, and including, without limitation, any obligation or liability to pay damages) which are due, owing, payable or incurred or expressed to be due, owing, payable or incurred from or by the Grantors to the Secured Parties hereunder (including, without limitation, the Grantors’ indemnification obligations under Section 16 hereof and the interest payable under Section 31 hereof), whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including reasonable attorneys’ fees) or otherwise and WHETHER OR NOT AN ALLOWABLE CLAIM AGAINST EITHER OR BOTH OF THE GRANTORS UNDER THE UNITED STATES BANKRUPTCY CODE OR UNDER ANY OTHER UNITED STATES OR OTHER BANKRUPTCY OR INSOLVENCY LAW EXISTS OR IS OTHERWISE ENFORCEABLE AGAINST EITHER OR BOTH OF THE GRANTORS, AND INCLUDING, IN ANY EVENT, INTEREST AND ALL OTHER LIABILITIES ACCRUING OR ARISING AFTER THE COMMENCEMENT BY OR AGAINST EITHER OR BOTH OF THE GRANTORS OF A PROCEEDING UNDER ANY BANKRUPTCY OR INSOLVENCY LAW OR THAT WOULD HAVE SO ACCRUED OR ARISEN BUT FOR THE COMMENCEMENT OF SUCH A PROCEEDING.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or in any other relevant jurisdiction from time to time.

SECTION 2.   Interpretation.  With respect to any term that is defined by reference to any document that terminates, expires or is modified, for purposes hereof, such term shall continue to have the original definition notwithstanding any termination, expiration or modification of such document except to the extent the parties may otherwise agree in accordance with the terms of such document. The words “hereof”, “herein” and “hereunder”, and words of similar import, when used herein, shall refer to such document as a whole and not to any particular provision of such document, and Section, subsection, schedule and exhibit references are to those contained in or attached to such document, unless otherwise specified. The meanings given to terms defined herein shall apply to both the singular and plural forms of such terms. Except as otherwise specified herein, each reference herein to any agreement or other document shall be deemed (a) to include all exhibits, annexes, schedules or other attachments thereto and (b) to refer to such agreement or document as the same has been or may be amended, amended and restated, supplemented or otherwise modified from time to time, in accordance with the terms of such agreement or document (to the extent such terms are applicable to any amendment, amendment and restatement, supplement or modification of such agreement or document).

SECTION 3.   Covenant to Pay.  (a)  On the date hereof, as a condition precedent to the execution by the Secured Parties of the Initial Letter of Credit and this Agreement, the Borrower shall pay to the Secured Parties (a) the amount of letter of credit fee referred to in Section 1(b) of the Initial Letter of Credit, calculated on the basis of the total amount of the Initial Letter of Credit, and (b) all fees and expenses of the Secured Parties, including all legal fees, incurred prior to and including the date hereof in connection with the transactions relating to the issuance of the Initial Letter of Credit and the entry into this Agreement and the Twelfth Amendment.

(b)           The Borrower shall reimburse the Secured Parties, promptly on demand (but in no event later than three (3) business days following such demand), for all payments made by the Secured Parties in connection with any drawings made by Silicon under the Supporting Letter of Credit, including, without limitation, the payments referred to in Section 1(a) of the Initial Letter of Credit.

(c)           The Borrower shall reimburse the Secured Parties, promptly on demand (but in no event later than three (3) business days following such demand), for all costs, expenses, commissions, fees, losses, interest, deposits, charges and indemnification payments paid or made by the Secured Parties to the Issuing Bank in connection with the Supporting Letter of Credit, including, without limitation, those referred to in Section 1 (other than to the extent set forth in Sections 1 and 2 hereof), Section 2, Section 3 and Section 4 of the Initial Letter of Credit.

(d)           As compensation to the Secured Parties in connection with the issuance of the Supporting Letter of Credit, the Borrower shall pay to the Secured Parties, in cash, monthly, on the last business day of each month, a fee of five percent (5%) per annum on any outstanding Non-Formula Loans.

(e)           As further compensation to the Secured Parties in connection with the issuance of the Supporting Letter of Credit, the Borrower shall pay to the Secured Parties, in cash, monthly, on the last business day of each month, interest on the amount of any drawing made by Silicon under the Supporting Letter of Credit (from the date of such drawing until the date the Borrower’s obligation under Section 3(b) hereof to reimburse the Secured Parties for all payments made by the Secured Parties in connection with such drawing have been indefeasibly satisfied in full) at the rate per annum equal to the sum of (i) five percent (5%) and (ii) the interest that applies to the Non-Formula Loans under the terms of the Loan Agreement at the time of such drawing.

SECTION 4.   Issuance of Warrants.  On the date hereof, as a condition precedent to the execution by the Secured Parties of the Initial Letter of Credit and this Agreement, the Parent shall issue to the Secured Parties three-year warrants to purchase Five Million (5,000,000) shares of common stock of the Parent, at the exercise price of Ten Cents ($0.10) per share, pursuant to the Warrant in the form attached hereto as Exhibit B.

SECTION 5.   Grant of Security.  As security for the payment of the Secured Obligations, each of the Grantors hereby pledges, grants, assigns, mortgages, hypothecates, transfers and delivers to the Secured Parties a continuing security interest in all its right, title and interest in, to and under the following property of such Grantor, whether now owned or hereafter acquired by such Grantor (collectively, the “Collateral”):

(a)           all accounts (including Accounts Receivable);

(b)           all general intangibles (including the Intellectual Property);

(c)           all inventory;

(d)           all equipment;

(e)           all Other Goods;

(f)            all instruments;

(g)           all investment property (including the Equity Interests);

(h)           all chattel paper;

(i)            all documents;

(j)            all letters of credit, letter-of-credit rights and Drawing Materials;

(k)           all commercial tort claims (including the commercial claims described in Schedule III hereto);

(l)            all Bank Accounts;

(m)          all fixtures;

(n)           all money;

(o)           all rights (contractual and otherwise and whether constituting accounts, general intangibles or investment property or financial assets) constituting, arising under, connected with, or in any way related to, any or all Collateral;

(p)           all books, records, ledgercards, files, correspondence, computer programs, tapes, disks and related data processing software (owned by such Grantor or in which it has an interest) that at any time evidence or contain information relating to any Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon;

(q)           all goods and other property, whether or not delivered, (i) the sale, lease or furnishing of which gives or purports to give rise to any account, including all merchandise returned or rejected by or repossessed from customers, or (ii) securing any accounts, including all of such Grantor’s rights as an unpaid vendor or lienor, including stoppage in transit, replevin and reclamation with respect to such goods and other properties;

(r)            all documents of title, policies and certificates of insurance, securities, chattel paper and other documents or instruments evidencing or pertaining to any Collateral;

(s)           all supporting obligations and other liens on real or personal property, leases and other agreements and property that in any way secure or relate to any Collateral, or are acquired for the purpose of securing and enforcing any item thereof;

(t)            all claims (including the right to sue or otherwise recover on such claims) (i) to items referred to in the definition of Collateral, (ii) under warranties relating to any Collateral and (iii) against third parties for (A)(1) loss, destruction, requisition, confiscation, condemnation, seizure, forfeiture or infringement of, or damage to, any Collateral, (2) payments due or to become due under leases, rentals and hires of any Collateral, (3) proceeds payable under or unearned premiums with respect to policies of insurance relating to any Collateral and (B) breach of any Contract constituting Collateral; and

(u)           all products and proceeds of all of the foregoing in whatever form.

Each of the Grantors agrees that the Secured Parties’ security interest in the Collateral shall at all times be a valid and enforceable against such Grantor and all third parties, in accordance with the terms hereof, as security for the Secured Obligations. Each of the Grantors hereby irrevocably authorizes the Secured Parties at any time and from time to time to file in any filing office in any UCC jurisdiction any initial financing statements and amendments thereto that describe the Collateral and provide any other information required by Part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment thereto.

SECTION 6.   Security Interest and Obligations Absolute.  This Agreement shall be construed as a continuing, absolute, unconditional and irrevocable grant of a security interest and shall remain in full force and effect until indefeasible payment in full of all of the Secured Obligations to the Secured Parties. The obligations, including the payment obligations, of the Grantors under this Agreement shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances. The liability of the Grantors under this Agreement shall be absolute and unconditional irrespective of:

(a)           any lack of validity or enforceability of this Agreement, the Supporting Letter of Credit or any documents relating hereto or thereto (this Agreement, the Supporting Letter of Credit and such documents, collectively, the “Transaction Documents”);

(b)           to the extent permitted by applicable law, any occurrence or condition whatsoever, including without limitation, (i) any compromise, settlement, release, waiver, renewal, extension, indulgence or modification of, or any change in, any of the obligations of the Grantors contained herein, (ii) the assertion or exercise by the Secured Parties of any rights or remedies hereunder, (iii) the extension of the time for payment by the Borrower of any payments or other sums or any part thereof owing or payable under any of the terms and provisions of this Agreement or of the time for performance by the Grantors of any other obligations under or arising out of any terms or provisions or the extension of the renewal of any thereof, (iv) the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of the Grantors set forth herein, (v) the release or discharge of the Grantors from the performance or observance of any agreement, covenant, term or condition contained in any of such instruments by operation of law; (vi) the existence of any claim, set-off, defense or other right that the Grantors may have at any time against the Secured Parties, the Issuing Bank or any other person or entity, whether in connection with this Agreement, the transactions contemplated herein or in any other Transaction Document, or any unrelated transaction, (vii) any statement or any other document presented under the Supporting Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (viii) payment by the Issuing Bank under the Supporting Letter of Credit against presentation of a draft or certificate which does not comply with the terms of the Supporting Letter of Credit, or (ix) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing; or

(c)           to the extent permitted by applicable law, any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from any other security agreement, for all or any of the Secured Obligations.

SECTION 7.   Grantor Remains Liable.  Anything herein to the contrary notwithstanding, (a) each of the Grantors shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Secured Parties of any of the rights hereunder shall not release either of the Grantors from any of its duties under the contracts and agreements included in the Collateral, and (c) the Secured Parties shall not have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall the Secured Parties be obligated to perform any of the duties of the Grantors thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 8.   Representations and Warranties.  Each of the Grantors represents and warrants to the Secured Parties as follows:

(a)        It is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to transact business in the jurisdictions in which such qualification is necessary. Its exact name is set forth in the introductory paragraph of this Agreement.

(b)        It has full power, right and authority to execute and deliver, and perform its obligations, under this Agreement. The grant of the security interest in the Collateral and this Agreement have been duly executed and delivered by such Grantor, and this Agreement constitutes its legal, valid and binding obligations enforceable against it in accordance with the terms hereof.

(c)        The execution, delivery and performance of this Agreement do not violate the terms of the organizational documents or any other agreement by which such Grantor is bound, or the provisions of any law, regulation or order of any governmental authority applicable to such Grantor.

(d)        No consent of any other party and no approval of any governmental authority is required which has not been obtained either (i) for the execution, delivery and performance by such Grantor of this Agreement, (ii) for the pledge by such Grantor of the Collateral pursuant to this Agreement, or (iii) for the exercise by the Secured Parties of the rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement.

(e)        There are no proceedings and there is no action, suit or proceeding at law or in equity or by or before any governmental authority, arbitral tribunal or other body now pending against such Grantor or, to the best knowledge of such Grantor, threatened against it which questions the validity or legality of or seeks damages in connection with this Agreement.

(f)         Such Grantor owns its Collateral free and clear of any Lien, except for the security interest created by this Agreement and Permitted Liens existing on the date hereof. No effective financing statement or other instrument similar in effect covering all or any part of the

Collateral is on file in any recording office, except (i) for financing statements filed in favor of the Secured Parties relating to this Agreement and (ii) in connection with Permitted Liens.

(g)        All of such Grantor’s equipment and inventory (i) were acquired in the ordinary course of business and (ii) are located at the places specified in Schedule I hereto. The principal place of business and chief executive office of such Grantor and the office where such Grantor keeps its records concerning Accounts Receivable and other Collateral are located at the address specified in Schedule I hereto. All originals of all chattel paper which evidence Accounts Receivable that are not required to be delivered to Silicon and Phoenix have been delivered to the Secured Parties. None of the Accounts Receivable is evidenced by a promissory note or other instrument.

(h)        Such Grantor conducts no business under any name or trade name other than its proper corporate name, which is the name set forth in the preamble hereto.

(i)         Such Grantor has exclusive possession and control of its equipment and inventory.

(j)         Schedule II hereto sets forth a complete and correct list of all patents, trademarks and copyrights owned or applied for by such Grantor on the date hereof. Such Grantor has the right to use all its Patents, Trademarks, and Copyrights and all computer programs and other similar or related rights, free from restrictions, which are necessary for the operation of its businesses as presently conducted.  There is not pending or, to the knowledge of such Grantor, threatened, any claim or litigation against or affecting such Grantor contesting the validity of any of its Patents, Trademarks or Copyrights or computer program or other right.

(k)        All known existing commercial tort claims owned by such Grantor are set forth and described in Schedule III hereto.

SECTION 9.   Certain Covenants; Further Assurances. Each of the Grantors hereby covenants and agrees as follows:

(a)        It shall not change its name or jurisdiction of incorporation or its corporate structure, or merge or consolidate with or into any other person, or dissolve or elect to dissolve, or become domesticated under the laws of any other jurisdiction, or acquire any assets or enter into any transaction outside of the ordinary course of business, without the prior written consent of the Secured Parties.

(b)        It shall duly and promptly observe, perform and comply with all covenants and undertakings on the part of such Grantor contained herein.

(c)        It shall not pledge, assign or transfer any of the Collateral, or create or permit to exist any Lien upon or with respect to any of the Collateral, or convey or otherwise dispose any of the Collateral, or attempt or agree so to do, except for (i) the sale of finished Inventory in the ordinary course of such Grantor’s business (other than the sale of any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis), (ii) the grant of non-exclusive licenses and similar arrangements for the use of property of such Grantor in the ordinary course of business, (iii) the sale of obsolete or unneeded equipment in the ordinary course of such Grantor’s business, (iv) Permitted Liens, (v) as expressly provided herein, or (vi) as consented to by the Secured Parties in writing.

(d)            It shall furnish to the Secured Parties from time to time statements and schedules further identifying and describing such Grantor’s Collateral and such other reports in connection with such Collateral as the Secured Parties may reasonably request, all in reasonable detail. Without limiting the generality of the foregoing, (i) such Grantor shall, from time to time, execute and deliver to the Secured Parties, in such form and manner as the Secured Parties may reasonably require, solely for the Secured Parties’ convenience in maintaining records of such Grantor’s Collateral, such confirmatory schedules of such Grantor’s Accounts Receivable, and such other appropriate reports, designating, identifying and describing such Grantor’s Accounts Receivable, as the Secured Parties may reasonably request; and (ii) if any material commercial tort claim should hereafter arise (an “Additional Tort Claim”), such Grantor shall promptly advise the Secured Parties of such Additional Tort Claim in writing, supplementing Schedule III hereto, which supplement shall constitute a grant by such Grantor to the Secured Parties of a security interest in such Additional Tort Claim, on the terms, and subject to the conditions, set forth in this Agreement, and such Grantor’s authorization to file, or to amend, such financing statements as the Secured Parties may deem necessary or advisable to perfect its security interest in such Additional Tort Claim. In addition, upon the Secured Parties’ request, such Grantor shall provide the Secured Parties with copies of agreements with, or purchase orders from, such Grantor’s customers, of invoices to customers and proof of shipment or delivery and such other documentation and information relating to its Accounts Receivable and its other Collateral as the Secured Parties may from time to time reasonably request, to the extent such Grantor maintains such documentation in the ordinary course of its business. Failure to provide the Secured Parties with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the Lien granted herein. Such Grantor hereby authorizes the Secured Parties to regard its printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by an authorized officer or agent of such Grantor.

(e)             It shall file all tax returns and pay or make adequate provision for the payment of all taxes, assessments and other charges on or prior to the date when due.

(f)             It shall promptly notify the Secured Parties, in writing, of any litigation, suit or administrative proceeding which may materially and adversely affect the Collateral or any of its business, assets, operations, prospects or condition, financial or otherwise, whether or not the claim is covered by insurance.

(g)            It shall notify the Secured Parties, in writing, 45 days prior to any change in the location of its chief executive office or the location of any Collateral, or such Grantor’s opening or closing of any other place of business.

(h)            It shall maintain its corporate existence and its qualification to do business and good standing in all states necessary for the conduct of its business and the ownership of its property and maintain adequate assets, trademarks, copyrights, licenses and patents, for the conduct of its business.

(i)              It shall promptly notify the Secured Parties, in writing, of any violation of any law applicable to it which may materially and adversely affect the Collateral or such Grantor’s business, assets, prospects, operations or condition, financial or otherwise.

(j)              It shall notify the Secured Parties, in writing, within five (5) business days of the occurrence of such Grantor’s default under any note, indenture, loan agreement, mortgage, lease or other agreement to which such Grantor is a party or by which such Grantor is bound that is material to its business, assets, prospects, operations or condition, financial or otherwise, or any other default under any indebtedness.

(k)             It shall promptly notify the Secured Parties, in writing, of any capital expenditure materially affecting such Grantor’s business, assets, prospects, operations or condition, financial or otherwise.

(l)              It shall keep adequate records and books of account with respect to such Grantor’s business activities in which proper entries are made in accordance with generally accepted accounting principles for financial reporting in the United States, applied on a consistent basis, reflecting all of such Grantor’s financial transactions.

(m)            It shall, from time to time, at its expense, promptly execute or otherwise authenticate and deliver all further instruments, documents and other records and take all further action, that may be necessary or desirable, or that the Secured Parties may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Secured Parties to exercise and enforce its rights and remedies hereunder with respect to such Grantor’s Collateral. Without limiting the generality of the foregoing, such Grantor shall: (i) following an Event of Default, use commercially reasonable efforts to mark conspicuously each document and agreement included in such Grantor’s Collateral and, at the request of the Secured Parties, each of its records pertaining to the Collateral with a legend, in form and substance satisfactory to the Secured Parties, indicating that such Collateral is subject to the security interest granted hereby; (ii) if any Account Receivable shall be evidenced by a promissory note or other instrument or chattel paper, deliver, subject to the rights of Silicon, such promissory note or other instrument or chattel paper to the Secured Parties duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Secured Parties; and (iii) authenticate (if necessary) and file such financing or continuation statements, or amendments thereto, and such other instruments, notices or other records, as may be necessary, or as the Secured Parties may request, in order to perfect and preserve the security interest granted or purported to be granted hereby.

SECTION 10.   Covenants as to Equipment, Inventory and Intellectual Property. Each of the Grantors shall:

(a)           Keep its equipment and inventory (other than its inventory sold in the ordinary course of business) at the places therefor specified in Schedule I hereto or, upon 30 days’ prior written notice to the Secured Parties, at such other places in jurisdictions where all action required by Section 9 hereof shall have been taken with respect to its equipment and inventory;

(b)           Permit the Secured Parties or any agent thereof to have access to its inventory and equipment for purposes of inspection during normal business hours and upon reasonable notice to such Grantor;

(c)           Promptly notify the Secured Parties in writing of any material loss or damage to its inventory or equipment;

(d)           Except for collateral securing a purchase-money obligation incurred in compliance with Section 9-103 of the UCC, not permit its equipment to become a part of or to be affixed to any real property of any person;

(e)           Protect, defend and maintain the validity and enforceability of the Intellectual Property, use its reasonable best efforts to detect infringements of the Intellectual Property, promptly advise the Secured Parties in writing of material infringements detected, and not allow any Intellectual Property to be abandoned, forfeited or dedicated to the public without the written consent of the Secured Parties, which shall not be unreasonably withheld, unless such Grantor determines that reasonable business practices suggest that abandonment is appropriate; and

(f)            Advise the Secured Parties of all its trademarks, patents and copyrights, or applications for or registration of the same, created or obtained by such Grantor on or after the date of this Agreement.

SECTION 11.   Covenants as to Accounts Receivable. (a)  Each of the Grantors shall keep its principal place of business and chief executive office and the office where it keeps its records concerning its Accounts Receivable, at the location therefor specified in Schedule I hereto or, upon 30 days’ prior written notice to the Secured Parties, at such other locations in a jurisdiction where all action required by Section 9 shall have been taken with respect to its Accounts Receivable. Such Grantor shall hold and preserve such records and will permit representatives of the Secured Parties to inspect and make abstracts from such records upon reasonable notice to such Grantor and during normal business hours.

(b)           Except as otherwise provided in this subsection (b), subject to the rights of Silicon, each Grantor shall continue to collect, at its own expense, all amounts due or to become due to such Grantor under its Accounts Receivable. In connection with such collections, such Grantor may take such action as such Grantor may deem necessary or advisable to enforce collection of its Accounts Receivable; provided, however, that, subject to the rights of Silicon, the Secured Parties shall have the right at any time, upon the occurrence and during the continuance of an Event of Default upon written notice to such Grantor of its intention to do so, to notify the account debtors or obligors under any of such Grantor’s Accounts Receivable of the assignment of such Accounts Receivable to the Secured Parties and to direct such account debtors or obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Secured Parties and, upon such notification and at the expense of such Grantor, to enforce collection of any such Accounts Receivable, and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. As long as an Event of Default has occurred and is continuing, subject to the rights of Silicon, (i) all amounts and proceeds (including instruments) received by such Grantor in respect of its Accounts Receivable shall be received in trust for the benefit of the Secured Parties hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Secured Parties in the same form as so received (with any necessary endorsement) to be applied to the Secured Obligations or, if they cannot be so applied under applicable law, held as cash collateral, as determined by the Secured Parties, and (ii) such Grantor shall not adjust, settle or compromise the amount or payment of any of its Account Receivable, or release wholly or partly any account debtor or obligor thereof, or allow any credit or discount thereon, other than any discount allowed for prompt payment.

SECTION 12.   Covenants as to Insurance.  (a)   Each policy for liability and property damage insurance shall provide for all losses to be paid on behalf of the Secured Parties, Silicon, Phoenix and the Grantors, as their respective interests may appear. Each such policy shall, in addition: (i) name the Secured Parties as insured party thereunder (without any representation or warranty by or obligation upon the Secured Parties) as their interests may appear; and (ii) provide that at least 30 days’ prior written notice of amendment to or lapse and at least 30 days’ prior written notice of cancellation shall be given to the Secured Parties by the insurer. Each Grantor shall use commercially reasonable efforts to cause each policy to contain the agreement by the insurer that any loss thereunder shall be payable to the Secured Parties whose rights with respect to any loss thereunder shall be unaffected by any action, inaction or breach of representation and warranty by such Grantor. Each Grantor shall, if so requested by the Secured Parties, deliver to the Secured Parties original or duplicate policies of such insurance and, as often as the Secured Parties may request, a report of a reputable insurance broker with respect to such insurance. Further, each Grantor shall, at the request of the Secured Parties, duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of Section 8 and cause the respective insurers to acknowledge notice of such assignment.

(b)           Reimbursement under any liability insurance maintained by a Grantor pursuant to this Section may be paid directly to the person who shall have incurred liability covered by such insurance. In case of any loss involving damage to a Grantor’s equipment or inventory when subsection (c) of this Section is not applicable, such Grantor shall make or cause to be made the necessary repairs to or replacements of such equipment or inventory, and any proceeds of insurance maintained by such Grantor pursuant to this Section shall be paid to such Grantor as reimbursement for the costs of such repairs or replacements.

(c)           Subject to the rights of Silicon, upon the occurrence and during the continuation of any Event of Default, all insurance payments in respect of such equipment or inventory shall be paid to the Secured Parties and applied to payment of the amounts due under the Secured Obligations.

SECTION 13.   Attorney-in-Fact.  Each of the Grantors hereby irrevocably appoints the Secured Parties as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Secured Parties or otherwise, to, after the occurrence and during the continuance of an Event of Default, take any action and to execute any instrument which the Secured Parties may deem necessary or advisable to accomplish the purposes of this Agreement, subject to the rights of Silicon, including, without limitation:

(a)           to obtain and adjust insurance required to be paid to the Secured Parties pursuant to Section 12 hereof;

(b)           to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c)           to receive, endorse, assign, and collect any and all checks, notes, drafts and other negotiable and non-negotiable instruments, documents and chattel paper, in connection with clause (a) or (b) above, and each Grantor waives notice of presentment, protest and non-payment of any instrument, document or chattel paper so endorsed or assigned;

(d)           to file any claims or take any action or institute any proceedings which the Secured Parties may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Secured Parties with respect to any of the Collateral;

(e)           to sell, transfer, assign or otherwise deal in or with the Collateral or the proceeds or avails thereof, as full and effectually as if the Secured Parties were the absolute owner thereof;

(f)            to perform or cause the performance of any obligation of the Grantors hereunder;

(g)           to receive, open and dispose of all mail addressed to each of the Grantors and to notify postal authorities to change the address for delivery thereof to such address as the Secured Parties may designate; and

(h)           to transmit to customers indebted on accounts notice of the Secured Parties’ interest therein and to notify customers indebted on accounts to make payment directly to the Secured Parties for the Grantors’ account.

Each of the Grantors hereby ratifies and approves all acts (other than those which result from the Secured Parties’ gross negligence or willful misconduct) of the Secured Parties, as its attorney in-fact, pursuant to this Section, and the Secured Parties, as its attorney in-fact, shall not be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law (other than those which result from the Secured Parties’ gross negligence or willful misconduct). This power, being coupled with an interest, is irrevocable so long as this Agreement remains in effect. Each of the Grantors also authorizes the Secured Parties, at any time after the occurrence and during the continuance of an Event of Default, to communicate in its own name with any party to any contract, agreement or instrument included in the Collateral with regard to the assignment of such contract, agreement or instrument and other matters relating thereto.

SECTION 14.   Secured Parties’ Duties.   The powers conferred on the Secured Parties hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in their possession and the accounting for moneys actually received by them hereunder, the Secured Parties shall not have any duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

SECTION 15.   Remedies.   Subject to the rights of Silicon, if any Event of Default shall have occurred and not have been waived by the Secured Parties or cured to the satisfaction of the Secured Parties:

(a)           The Secured Parties have the right to take the actions described in the proviso of Section 11(b) and in Section 13 hereof.

(b)           The Secured Parties may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party available to such secured party upon debtor’s default under the UCC (whether or not the UCC applies to the affected Collateral) and also may (i) require the Grantors to, and each Grantor hereby agrees that it will at its expense and upon the request of the Secured Parties forthwith, assemble all or part of the Collateral as directed by the Secured Parties and make it available to the Secured Parties at a place to be designated by the Secured Parties which is reasonably convenient to the Secured Parties and the Grantors, (ii) to the extent permitted by law, enter the premises where any of the Collateral is located and take and carry away the same, by any of their representatives, with or without legal process, to Secured Parties’ place of storage, and (iii) without notice (except as specified in the next sentence), sell the Collateral, or any part thereof, in one or more parcels at public or private sale, at any of the Secured Parties’ offices or elsewhere, for cash, on credit or for future delivery and upon such other terms as the Secured Parties may deem commercially reasonable. Each of the Grantors agrees that, to the extent notice of disposition is required by law, notice to the Grantors of at least ten (10) business days prior to the earliest time of disposition set forth in such notice shall constitute reasonable notification. The Secured Parties shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Secured Parties may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place it was so adjourned.

(c)           All cash proceeds received by the Secured Parties in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, to the extent required by applicable law, be held by the Secured Parties as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent hereunder) to the payment in full of the Secured Obligations. Any surplus of such cash or cash proceeds held by the Secured Parties and remaining after payment in full of all the Secured Obligations to the Secured Parties shall be paid over to the Grantors. If the proceeds of the sale of the Collateral are insufficient to pay all of the Secured Obligations, each of the Grantors agrees to pay upon demand any deficiency to the Secured Parties.

(d)           The Secured Parties may use (and is hereby granted a license to use), in connection with any assembly, preparation for disposition or disposition of the Collateral, any of the trademarks, copyrights, patents, technical processes, trade names, service marks or trade styles and other Intellectual Property used by the Grantors, without payment or additional compensation therefor.

(e)           Each of the Grantors recognize that the Secured Parties may be unable to effect a public sale of all or part of the Collateral consisting of the investment property by reason of certain prohibitions contained in the Securities Act of 1933, as amended, or in applicable Delaware or other states’ securities laws as now or hereafter in effect, unless registration or qualification, as the case may be, is accomplished. To the extent permitted by law, each of the Grantors acknowledges that the Secured Parties may resort to one or more private sales to a single purchaser or a restricted group of purchasers who will be obliged to agree, among other things, to acquire such investment property for their own account, for investment and not with a view to the distribution or resale thereof. To the extent permitted by law, each of the Grantors agrees that private sales may be at prices and other terms less favorable to the Grantors than if such investment property were sold at a public sale and that the Secured Parties shall have no obligation to delay the sale of any such portion of the Collateral for the period of time necessary to permit the issuer of such investment property to register or qualify such investment property, even if such issuer would, or should, proceed to register or qualify such investment property for public sale. Each of the Grantors agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a “commercially reasonable” manner.

SECTION 16.   Indemnification and Expenses.  (a)  Without limiting any of the Grantors’ obligations under Section 3 hereof, each of the Grantors hereby agrees to indemnify and defend the Secured Parties (including, for the purposes of this Section, their agents, consultants and advisors (each, an “Indemnified Party”)), from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities that are finally determined to result from an Indemnified Party’s gross negligence or willful misconduct.

(b)           Each of the Grantors shall, upon demand, pay to the Secured Parties the amount of any and all reasonable expenses, including the fees and out-of-pocket expenses or disbursements of their counsel and of any experts and agents, which the Secured Parties may incur in connection with (i) the negotiation or preparation of, or any closing under, and the perfection of (including any filing or recording fees) any and all Liens contemplated by, this Agreement, any amendments and modifications thereto, and terminations thereof, and any other related documents, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, and (iii) the interpretation, performance or enforcement of any of the rights of the Secured Parties. Without limiting in any manner the generality of the foregoing, each of the Grantors shall pay all reasonable out-of-pocket costs and expenses of the Secured Parties upon failure by the Grantors to perform or observe any of the provisions of this Agreement or upon demand in connection with the bankruptcy or other insolvency proceeding involving a Grantor, in each case, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Secured Parties and of any consultants or expert witnesses retained by the Secured Parties, with respect to any aspect of the Secured Obligations or otherwise relating to the transactions contemplated hereby. The Secured Parties shall not be liable to the Grantors for damages as a result of delays, temporary withdrawals of the equipment from service or other causes other than those caused by the Secured Parties’ gross negligence or willful misconduct.

(c)           This provisions of this Section shall survive satisfaction of the Secured Obligations and termination of this Agreement.

SECTION 17.   Certain Waivers.   Each of the Grantors hereby waives, to the extent the same may be waived under applicable laws: (a) notice of acceptance of this Agreement; (b) all claims, causes of action and rights of such Grantor against the Secured Parties on account of actions taken or not taken by the Secured Parties in the exercise of the Secured Parties’ rights or remedies hereunder or under applicable laws (unless such claims, causes of action and/or rights arose from the gross negligence, fraud or willful default on the part of the Secured Parties); (c) all claims of such Grantor for failure of the Secured Parties to comply with any requirement of applicable laws relating to enforcement of the Secured Parties’ rights or remedies hereunder, the Transaction Documents, the agreements and documents relating hereto and thereto, or under applicable laws; (d) all rights of redemption of such Grantor with respect to the Collateral; (e) in the event the Secured Parties seek to repossess any or all of the Collateral by judicial proceedings, any bond(s) or demand(s) for possession which otherwise may be necessary or required; (f) presentment, demand for payment, protest and notice of non payment and all exemptions; (g) any and all other notices or demands which by applicable laws must be given to or made upon such Grantor by the Secured Parties; (h) settlement, compromise or release of the obligations of any person primarily or secondarily liable upon any of the Secured Obligations; and (i) substitution, impairment, exchange or release of any Collateral for any of the Secured Obligations.

SECTION 18.   Waivers and Amendments.  (a)  The provisions of this Agreement, and the rights of the Secured Parties in relation to the Collateral and the recovery of the Secured Obligations (whether arising under this Agreement or under the general law), shall not be capable of being waived, amended or varied otherwise than by an express waiver or amendment by the Secured Parties in writing, and then such waiver, amendment or variation shall be effective only in the specific instance and for the specific purpose for which given. Any failure by the Secured Parties to exercise, or any delay in exercising, any of their rights hereunder shall not operate as a waiver, amendment or variation of that or any other right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right; and no act or course of conduct or negotiation on the part of the Secured Parties or on their behalf shall in any way preclude them from exercising any such right or constitute a suspension or any variation or amendment of any such right.

SECTION 19.   Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be (a) mailed by registered or certified mail, postage prepaid, (b) sent by facsimile, (c) delivered by nationally recognized overnight courier service, or (d) otherwise delivered by hand or by messenger, addressed, if to the Secured Parties, to:

Philip S. Sassower

c/o Phoenix Venture Fund LLC

110 East 59th Street, Suite 1901

New York, NY 10022

Facsimile: 212-319-4970,

or at such other address as the Secured Parties shall have furnished to the Grantors in writing, or, if to the Grantors, to:

Xplore Technologies Corp

14000 Summit Drive, Suite 900

Austin, Texas 78728

Facsimile: 512-336-7791

Attention: Michael J. Rapisand

All notices shall be effective upon receipt.

SECTION 20.   Continuing Security Interest.   The security interest created under this Agreement shall (a) remain in full force and effect until the payment in full of the Secured Obligations, (b) be binding upon the Grantors, their successors and permitted assigns, and (c) inure to the benefit of the Secured Parties and their heirs and assigns. Upon the indefeasible payment in full of the Secured Obligations, the security interest granted hereby shall automatically terminate and all rights to the Collateral shall revert to the Grantors (and, upon such termination, the Secured Parties will, at the Grantors’ expense, execute and deliver to the Grantors such documents as the Grantors may reasonably request to evidence such termination); provided, however, that the parties hereto agree that, if at any time all or any part of any payment theretofore applied by any party to this Agreement is, or must be, rescinded or returned for any reason whatsoever, including, without limitation, the insolvency, bankruptcy or reorganization of a Grantor, this Agreement shall, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence notwithstanding such application, and this Agreement shall continue to be effective or be reinstated, as the case may be, as though such application had not been made.

SECTION 21.   Governing Law; Jurisdiction; Waiver of Immunity, Etc.  (a)  This Agreement shall be governed by, and construed in accordance with, the internal laws (and not the law of conflicts) of the State of New York, except to the extent that the perfection of the security interest hereunder or remedies hereunder, in respect of any particular Collateral, are governed by the laws of a jurisdiction other than the State of New York.

(b)           Each of the Grantors hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and such Grantor irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the Grantors agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Secured Parties may otherwise have to bring any action or proceeding relating to this Agreement against such Grantor or its properties in the courts of any jurisdiction.

(c)           Each of the Grantors hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the Grantors hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each of the Grantors hereby irrevocably waives and agrees not to claim immunity from suit, from the jurisdiction of any court, from attachment prior to, or in aid of execution of, a judgment, or from execution of a judgment.

SECTION 22.   Jury Trial Waiver.  EACH OF THE GRANTORS HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE COLLATERAL OR THE

TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH OF THE GRANTORS ACKNOWLEDGES THAT THE SECURED PARTIES HAVE BEEN INDUCED TO ACCEPT THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVER OF RIGHT TO A JURY TRIAL BY SUCH GRANTOR. THIS WAIVER IS SEPARATELY GIVEN, KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY EACH OF THE GRANTORS, AND SUCH GRANTOR HEREBY ACKNOWLEDGES THAT NO REPRESENTATION OF FACT OR OPINION HAS BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THE SECURED PARTIES ARE HEREBY AUTHORIZED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER OF THIS AGREEMENT, THE COLLATERAL OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR OVER THE GRANTORS, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF SUCH WAIVER OF RIGHT TO A TRIAL BY JURY. EACH OF THE GRANTORS REPRESENTS AND WARRANTS TO THE SECURED PARTIES THAT SUCH GRANTOR HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH SUCH COUNSEL.

SECTION 23.   Joint and Several Obligations.   The obligations of the Grantors hereunder shall be joint and several, and the Secured Parties, at their option, may demand and exercise its rights hereunder against one of the Grantors or both or any of them together.

SECTION 24.   Other Security.  This security is in addition to, and shall neither be merged in, nor in any way exclude or prejudice, any other security interest, right of recourse or other right whatsoever which the Secured Parties may now or at any time hereafter hold or have (or would apart from this security hold or have) as regards either Grantor or any other person in respect of the Secured Obligations.

SECTION 25.   Rights Cumulative.  No right or remedy herein conferred upon the Secured Parties is intended to be exclusive of any other right or remedy, and every right or remedy, to the extent permitted by law, shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The powers which this Agreement confers on the Secured Parties may be exercised as often as the Secured Parties think appropriate; the Secured Parties may, in connection with the exercise of their powers, join or concur with any person in any transaction, scheme or arrangement whatsoever; and each of the Grantors acknowledges that the powers of the Secured Parties shall in no circumstances whatsoever be suspended, waived or otherwise prejudiced by anything other than an express waiver or variation in writing.

SECTION 26.   Severability.  Should any one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any jurisdiction, the same shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity, illegality or unenforceability of a particular provision in a particular jurisdiction shall not render such provision invalid, illegal or unenforceable in any other jurisdiction.

SECTION 27.  Successors and Assigns; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective personal representatives, heirs, executors, administrators, successors and permitted assigns. Neither Grantor shall be entitled to assign or transfer any of its rights, benefits or obligations hereunder without the prior written consent of the Secured Parties, and any attempted assignment or transfer by such Grantor without such consent shall be null and void.

SECTION 28.  Survival of Agreements.  All agreements, representations and warranties made herein shall survive the delivery of this Agreement.

SECTION 29.  Captions.  The captions of the various sections of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

SECTION 30.  Counterparts.  This Agreement may be executed by the parties hereto individually or in any combination, in one or more counterparts, each of which shall be an original and all of which together constitute one and the same agreement.

SECTION 31.  Interest; Default Interest.  The interest payable hereunder shall be calculated on the basis of a year of 365 or 366 days, as applicable, and for the actual number of days elapsed. If any of the amounts payable by the Grantors hereunder, including the amounts payable under Section 16 hereof, are not paid when due, such amounts shall accrue interest, from the date such amounts became due until they are paid in full, at the rate of five percent (5%) per annum. Any interest hereunder shall be calculated on the basis of a year of 365 or 366 days, as applicable, and for the actual number of days elapsed. Any rate of interest hereunder shall not exceed the maximum rate of interest permitted under applicable law.

SECTION 32.  Discharge of Obligations.  Each of the Secured Parties acknowledges and agrees that any payment made by either of the Grantors hereunder to one of the Secured Parties shall discharge, to the extent of such payment, such Grantor’s obligation to make such payment to the Secured Parties hereunder.

[SIGNATURES ON FOLLOWING PAGE.]

IN WITNESS WHEREOF, the undersigned have executed this Letter of Credit Reimbursement, Compensation and Security Agreement as of the date first written above.

“Secured Parties”:

/s/ Philip Sassower
PHILIP SASSOWER

/s/ Susan Sassower
SUSAN SASSOWER

“Borrower”:

XPLORE TECHNOLOGIES CORPORATION OF AMERICA

By:	/s/ Michael J. Rapisand

Title:	Chief Financial Officer

“Parent”:

XPLORE TECHNOLOGIES CORP.

By:	/s/ Michael J. Rapisand

Title:	Chief Financial Officer

SCHEDULE I

Place of Business and Locations of Collateral

Principal Place of Business and Chief Executive Office of the Parent:

Xplore Technologies Corp.

14000 Summit Drive, Suite 900

Austin, Texas 78728

Principal Place of Business and Chief Executive Office of the Borrower:

Xplore Technologies Corporation of America

14000 Summit Drive, Suite 900

Austin, Texas 78728

Locations of the Parent’s Equipment:

14000 Summit Drive, Suite 900

Austin, Texas 78728

The Parent owns certain tooling assets that are in the possession of Wistron Corporation (one of the Parent’s suppliers) and are physically located in Taiwan.

Locations of the Borrower’s Equipment:

14000 Summit Drive, Suite 900

Austin, Texas 78728

Locations of the Parent’s Inventory:

14000 Summit Drive, Suite 900

Austin, Texas 78728

Locations of the Borrower’s Inventory:

14000 Summit Drive, Suite 900

Austin, Texas 78728

Location of Records Evidencing the Parent’s Accounts Receivable and other Collateral:

14000 Summit Drive, Suite 900

Austin, Texas 78728

Location of Records Evidencing the Borrower’s Accounts Receivable and other Collateral:

14000 Summit Drive, Suite 900

Austin, Texas 78728

SCHEDULE II

Intellectual Property

Patents

Patent No.	Type	Description
6,028,765	US	Removable Hand Grips For A Portable Pen Based Computer

6,101,087	US	Portable Pen Based Computer and Auxiliary Unit For Use With A Vehicular Docking Station

6,426,872 B1	US	Portable Pen Based Computer With A Vehicular Docking Station

6,504,710 B2	US	Method of Interconnecting of a Hand-Held Auxiliary Unit, a Portable Computer and a Peripheral Device

Patent Application 11/065,903	US	Apparatus providing multi-mode digital input

Patent Application 12/134,627	US	Electronic Enclosure Having Elastomeric Circuit Board Standoffs

Patent Application 12/134,558	US	Electronic Enclosure Fastening Belt

Patent Application 12/134,603	US	Configurable Computer System and Methods for use

525,452	CDN	Registered Trademark –Xplore

525,417	CDN	Registered Trademark – GeneSys

2,367,773	CDN	Removable hand grips for a portable pen-based computer.

Published CA Application 2,239,846	CDN	Portable pen-based computer with removable hand grips with vehicular docking station.

Copyrights

None

Trademarks

Description	Serial/Registration No.	File Date

WORKBOOK	77440530	4/4/08

XPLORE TECHNOLOGIES	77440522	4/4/08

SCHEDULE III

Existing Commercial Tort Claims

Parent

On November 9, 2006, the Parent issued a Statement of Claim against Deloitte & Touche LLP (“Deloitte”) in the Ontario Superior Court of Justice. In the Statement of Claim, the Parent has alleged negligence against Deloitte with respect to the auditing services provided to us in connection with its audit in accordance with Canadian generally accepted accounting principles of the 2002, 2003 and 2004 audited financial statements. The Statement of Claim seeks damages in the amount of Cdn. $4,070,000 for direct and indirect losses. On December 22, 2006, Deloitte filed an answer to the Statement of Claim. On March 28, 2008, Deloitte filed an amended defense and counterclaim against the Parent, seeking indemnification for damages, costs and expenses (including legal fees and disbursements and personnel time) allegedly incurred by Deloitte in responding to regulatory inquiries, requests, reviews or investigations relating to, arising out of or associated with Deloitte’s review or audit engagements for or during the Parent’s fiscal years 2002, 2003 and 2004.

Borrower

In March 2008, Typhoon Touch Technologies, Inc. (“Typhoon”) and Nova Mobility Systems, Inc. (“Nova”) (collectively, the “Plaintiffs”) filed Plaintiffs’ First Amended Complaint for Patent Infringement (the “Complaint”) against the Borrower and several other defendants including Dell, Inc., in the United States District Court for the Eastern District of Texas (the “Court”). The Complaint alleges that the defendants manufacture, sell, offer for sale and/or import products that infringe on two U.S. patents owned by Typhoon and exclusively licensed to Nova. In April 2008, the Borrower filed its Answer, Defenses and Counterclaim in response to the Complaint, denying the allegations of infringement and requesting the Court to dismiss the Complaint and award judgment in favor of the Borrower, including recovery of the Borrower’s attorneys’ fees and costs. In May 2008, Plaintiffs filed Plaintiffs’ Reply to the Borrower’s Counterclaims in which Plaintiffs deny any allegation that any claim relating to the patents is invalid. The Court has not issued a scheduling order.

EXHIBIT A

Copy of Initial Irrevocable Standby Letter of Credit

[See attached]

EXHIBIT B

Form of Warrant

THIS SECURITY AND THE SHARES OF COMMON STOCK WHICH MAY BE PURCHASED UPON THE EXERCISE OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION AND REGISTRATION UNDER APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION THEREFROM UNDER THE ACT AND THE RULES AND REGULATIONS THEREUNDER AND SUCH APPLICABLE STATE SECURITIES LAWS.

WARRANT TO PURCHASE
SHARES OF

COMMON STOCK OF
XPLORE TECHNOLOGIES CORP.

No.: W	Number of Warrant Shares: 5,000,000

Date of Issuance: May 29, 2009

FOR VALUE RECEIVED, subject to the provisions hereinafter set forth, the undersigned, Xplore Technologies Corp., a corporation incorporated under the laws of the State of Delaware (together with its successors and assigns, the “Issuer”), hereby certifies that Philip Sassower and Susan Sassower or their registered assigns are entitled to subscribe for and purchase, during the period specified in this Warrant, up to 5,000,000 shares of Common Stock of the duly authorized, validly issued, fully paid and nonassessable shares of Common Stock of the Issuer, at an exercise price per share equal to $0.10, subject, however, to the provisions and upon the terms and conditions hereinafter set forth.

This Warrant is issued pursuant to the terms of a Letter of Credit Reimbursement, Compensation and Security Agreement, dated as of May 29, 2009, among the Issuer, Xplore Technologies Corporation of America, a Delaware corporation and a wholly-owned subsidiary of the Issuer, and Philip Sassower and Susan Sassower.

Capitalized terms used in this Warrant and not otherwise defined herein shall have the respective meanings specified in Section 8 hereof.

1.                                       Expiration Date. This Warrant shall expire at 5:00 p.m. (Austin, Texas time) on May 28, 2012 (the “Expiration Date”).  On the Expiration Date, all rights of the Holder to purchase Common Stock pursuant to this Warrant shall immediately terminate.

2.                                       Method of Exercise; Issuance of New Warrant; Transfer and Exchange.

(a)                                  Time of Exercise.  The purchase rights represented by this Warrant may be exercised by the Holder, in whole or in part, at any time prior to the Expiration Date.

(b)                                 Method of Exercise.  The Holder hereof may exercise this Warrant, in whole or in part, by the surrender of this Warrant, with the exercise form in the form attached hereto as Exhibit A, duly executed, at the principal office of the Issuer, and by the payment to the Issuer of an amount of consideration therefor equal to the Warrant Price in effect on the date of such exercise multiplied by the number of Warrant Shares with respect to which this Warrant is then being exercised. Payment may be made by (i) certified check payable to the Issuer’s order or (ii) wire transfer of funds to the Issuer.

(c)                                  Net Issue Election.  The Holder may elect to receive, without the payment by the Holder of any additional consideration, shares equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion, together with a duly executed notice of exercise in the form attached hereto as Exhibit B, at the principal office of the Issuer.  Thereupon, the Issuer shall issue to the Holder such number of shares of Common Stock as is computed using the following formula:

X = Y (A-B)

A

Where

X =	the number of shares of Common Stock to be issued to the Holder pursuant to this Section 2(c).

Y =	the number of shares of Common Stock covered by this Warrant in respect of which the net issue election is made pursuant to this Section 2(c).

A =	the Per Share Market Value one share of Common Stock as at the time the net issue election is made pursuant to this Section 2(c).

B =	the Exercise Price in effect under this Warrant at the time the net issue election is made pursuant to this Section 2(c).

(d)                                 Issuance of Common Stock Certificates.  In the event of any exercise of the rights represented by this Warrant in accordance with and subject to the terms and conditions hereof, (i) certificates for the Warrant Shares so purchased shall be dated the date of such exercise and delivered to the Holder hereof within a reasonable time, not exceeding five Trading Days after such exercise, and the Holder hereof shall be deemed for all purposes to be the Holder of the Warrant Shares so purchased as of the date of such exercise, and (ii) unless this Warrant has expired, a new Warrant representing the number of Warrant Shares, if any, with respect to

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which this Warrant shall not then have been exercised shall also be issued to the Holder hereof at the Issuer’s expense within such time.

(e)                                  Transferability of Warrant.  Subject to Section 2(f), this Warrant may be transferred by a Holder without the consent of the Issuer, subject to applicable law and the right of the Issuer to require that the transferee be an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act. If transferred pursuant to this paragraph and subject to the provisions of subsection (f) of this Section 2, this Warrant may be transferred on the books of the Issuer by the Holder hereof, upon surrender of this Warrant at the principal office of the Issuer, properly endorsed by the Holder executing an assignment in the form attached hereto. This Warrant is exchangeable at the principal office of the Issuer for Warrants for the purchase of the same aggregate number of Warrant Shares.

(f)                                    Compliance with Securities Laws.

(i)                                     The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant is being acquired by the Holder as principal and solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell, pledge or otherwise dispose of this Warrant except pursuant to an effective registration statement under the Securities Act, or an opinion of counsel in a form reasonably satisfactory to the Issuer that such registration is not required under the Securities Act, and in accordance with the rules and regulations of all applicable securities laws.

(ii)                                  The Holder acknowledges and agrees that it will comply with all applicable stock exchange or quotation system rules and any applicable securities legislation, orders, rules or policy statements concerning the purchase of Warrant Shares. All certificates representing Warrant Shares issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES LAWS.

3.                                       Shares Fully Paid; Covenants; Loss of Warrants.

(a)                                  Shares Fully Paid.  The Issuer represents, warrants, covenants and agrees that all Warrant Shares which may be issued upon the exercise of this Warrant in accordance with the terms hereof will, at the time of issuance, be duly authorized, validly issued, fully paid and non-assessable and free from all taxes, liens and charges created by Issuer. The Issuer further covenants and agrees that during the period within which this Warrant may be exercised, the Issuer will at all times have authorized and reserved for the purpose of the issue upon exercise of

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this Warrant a sufficient number of shares of Common Stock to provide for the exercise of this Warrant.

(b)                                 Covenants.  The Issuer shall not by any action including, without limitation, amending the Articles of the Issuer, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be reasonably necessary or appropriate to protect the rights of the Holder hereof against dilution (but only to the extent specifically provided in Section 4 hereof) or impairment. Without limiting the generality of the foregoing, the Issuer will (i) take all such action as may be reasonably necessary in order that the Issuer may validly and legally issue fully paid and nonassessable shares of Common Stock, free and clear of any liens, claims, encumbrances and restrictions (other than such restrictions as are expressly set forth herein and subject to applicable securities laws) upon the exercise of this Warrant; and (ii) use its reasonable best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be reasonably necessary to enable the Issuer to perform its obligations under this Warrant.

(c)                                  Loss, Theft, Destruction of Warrants.  Upon receipt of evidence reasonably satisfactory to the Issuer of the ownership of and the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Issuer or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Issuer will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same number of shares of Common Stock.

4.                                       Adjustment of Warrant Price.  The Warrant Price and kind of Securities purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of certain events as follows:

(a)                                  Recapitalization; Reorganization; Reclassification; Consolidation; Merger or Sale.

(i)                                     In case the Issuer at any time prior to the Expiration Date shall do any of the following (each, a “Triggering Event”):  (A) consolidate with or merge into any other Person and the Issuer shall not be the continuing or surviving corporation of such consolidation or merger, or (B) permit any other Person to consolidate with or merge into the Issuer and the Issuer shall be the continuing or surviving Person but, in connection with such consolidation or merger, any Capital Stock of the Issuer shall be changed into or exchanged for Securities of any other Person or cash or any other property, or (C) transfer, sell or otherwise dispose all or substantially all of its properties or assets to any other Person, then, and in the case of each such Triggering Event, proper provision shall be made so that, upon the basis and the terms and in the manner provided in this Warrant, the Holder of this Warrant shall be entitled, upon the exercise hereof at any time after the consummation of such Triggering Event, to the extent this Warrant is not exercised prior to such Triggering Event, to receive, and shall accept, at the Warrant Price in effect at the time immediately prior to the consummation of such Triggering Event in lieu of the

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shares of Common Stock issuable upon such exercise of this Warrant prior to such Triggering Event, the Securities, cash and property to which such Holder would have been entitled upon the consummation of such Triggering Event if such Holder had exercised the rights represented by this Warrant immediately prior thereto, subject to adjustments and increases (subsequent to such corporate action) as nearly equivalent as possible to the adjustments provided for in this Section 4.

(ii)                                  Notwithstanding anything contained in this Warrant to the contrary, the Issuer will not, at any time prior to the Expiration Date, effect any Triggering Event (other than a merger involving the Issuer and one or more of its wholly-owned subsidiaries), unless, prior to the consummation thereof, each Person (other than the Issuer) which as a result of such Triggering Event may be required to deliver any Securities, cash or property upon the exercise of this Warrant as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the Holder, (A) the obligations of the Issuer under this Warrant (and if the Issuer shall survive the consummation of such Triggering Event, such assumption shall be in addition to, and shall not release the Issuer from, any continuing obligations of the Issuer under this Warrant) and (B) the obligation to deliver to such Holder such Securities, cash or property as in accordance with the foregoing provisions of this subsection (a).

(b)                                 Subdivision or Consolidation of Common Stock.  If the Issuer, at any time prior to the Expiration Date, shall subdivide or consolidate the outstanding shares of Common Stock (A) in case of subdivision of shares, the Warrant Price shall be proportionately reduced (as at the effective date of such subdivision) to reflect the increase in the total number of shares of Common Stock outstanding as a result of such subdivision, or (B) in the case of a consolidation of the outstanding shares of Common Stock, the Warrant Price shall be proportionately increased (as at the effective date of such consolidation) to reflect the reduction in the total number of shares of Common Stock outstanding as a result of such consolidation.

(c)                                  Certain Dividends and Distributions.  If the Issuer, at any time prior to the Expiration Date, shall:

(i)                                     Stock Dividends.  Pay a stock dividend in, or make any other distribution to its holders of Common Stock, the Warrant Price shall be adjusted, as at the date of such payment or other distribution, to that price determined by multiplying the Warrant Price in effect immediately prior to such payment or other distribution, by a fraction (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (2) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution (plus in the event that the Issuer paid cash for fractional shares, the number of additional shares which would have been outstanding had the Issuer issued fractional shares in connection with said dividends); or

(ii)                                  Other Dividends.  Pay a cash dividend on, or make any distribution of its assets upon or with respect to (including, but not limited to, a distribution of its property as a dividend in liquidation or partial liquidation or by way of return of capital), the Common Stock (other than as described in clause (i) of this subsection (c)), then on the record date for such payment or distribution, this Warrant shall represent a right to acquire upon exercise, in addition

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to the number of Warrant Shares under this Warrant, and without payment of any additional consideration therefor, the amount of such dividend or additional stock or other Securities or property of the Issuer to which such Holder would have been entitled upon such date if such Holder had exercised this Warrant immediately prior thereto.

(d)         Adjustment of Warrant Price Upon Issuance of Additional Common Stock. If the Issuer, at any time prior to the Expiration Date, shall issue Additional Common Stock at a price per share, or with an exercise price or conversion price (as the case may be), lower than the Warrant Price in effect at such time, then the Warrant Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

WP2 = (WP1 * (A + B)) / (A + C)

For purposes of the foregoing formula, the following definitions shall apply:

(A)                            “WP2” shall mean the Warrant Price in effect immediately after such issue of Additional Common Stock;

(B)                              “WP1” shall mean the Warrant Price in effect immediately prior to such issue of Additional Common Stock;

(C)                              “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon conversion or exchange of all Convertible Securities outstanding immediately prior to such issue);

(D)                             “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Common Stock had been issued at a price per share equal to WP1; and

(E)                               “C” shall mean the number of such Additional Common Stock issued in such transaction.

(e)                                  Outstanding Common Stock. With respect to the making of adjustments in the Warrant Price, the number of shares of Common Stock at any time outstanding shall not include any shares thereof then directly or indirectly owned or held by or for the account of the Issuer or any of its Subsidiaries.

(f)                                    Other Action Affecting the Common Stock. In case the Issuer at any time prior to the Expiration Date shall take any action affecting its shares of Common Stock, other than an action described in any of the foregoing subsections (a) through (d) of this Section 4, inclusive, and the failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principle of this Section 4, then, the Warrant Price shall be adjusted in such manner and at such time as the Board may in good faith determine to be equitable in the circumstances.

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(g)                                 Form of Warrant after Adjustments.  The form of this Warrant need not be changed because of any adjustments in the Warrant Price or the number and kind of Securities purchasable upon the exercise of this Warrant.

5.                                       Notice of Adjustments.  Whenever the Warrant Price shall be adjusted pursuant to Section 4 hereof (for purposes of this Section 5, an “adjustment”), the Issuer shall deliver notice to the Holder of such adjustment and shall cause its Chief Financial Officer to prepare and execute a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board made any determination hereunder), the calculations made in connection therewith and the Warrant Price after giving effect to such adjustment, and shall cause copies of such certificate to be delivered to the Holder of this Warrant promptly after each adjustment. Any failure of the Chief Financial Officer to deliver such certificate shall not prejudice the rights of the Holder in connection with the applicable adjustment. Any dispute between the Issuer and the Holder with respect to the matters set forth in such certificate shall be determined by the Issuer’s independent outside auditors or, if they are unable to act, by such firm of independent chartered accountants as may be selected by the Board, and any such determination shall be conclusive and binding on the Issuer, the Holder and the transfer agent for the Common Stock. The firm selected by the Issuer as provided in the preceding sentence shall be instructed to deliver a written opinion as to such matters to the Issuer and such Holder within thirty days after submission to it of such dispute.  The fees and expenses of such accounting firm shall be borne equally by such Holder and the Issuer.

6.                                       Fractional Shares.  No fractional Warrant Shares will be issued in connection with any exercise hereof, but in lieu of such fractional shares, the Issuer shall make a cash payment therefor equal in amount to the product of the applicable fraction multiplied by the Per Share Market Value then in effect.

7.                                       Rules Regarding Calculation of Adjustment of Warrant Price.

(a)                                  No adjustment in the Warrant Price will be required unless such adjustment would result in a change of at least 1% in the prevailing Warrant Price; provided, however, that any adjustments which, except for the provisions of this subsection would otherwise have been required to be made, will be carried forward and taken into account in any subsequent adjustment.

(b)                                 If the Issuer sets a record date to determine the holders of Common Stock for the purpose of entitling them to receive any dividend or distribution or sets a record date to take any other action and thereafter and before the distribution to such shareholders of any such dividend or distribution or the taking of any other action, legally abandons its plan to pay or deliver such dividend or distribution or take such other action, then no adjustment in the Warrant Price shall be made.

8.                                       Definitions.  For the purposes of this Warrant, the following terms have the following meanings:

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“Additional Common Stock” means all shares of Common Stock and Convertible Securities issued by the Issuer prior to the Expiration Date, except (i) the Warrant Shares, (ii) Common Stock or Convertible Securities issued in connection with a bona fide business acquisition of or by the Issuer, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise; (iii) Common Stock (including Common Stock issued upon the conversion or exercise of Convertible Securities) or Convertible Securities issued to financial institutions, other financing sources, or lessors, vendors, suppliers and other third party service providers in connection with commercial credit arrangements, equipment financings, supply and materials purchases, third party service procurement or similar transactions as approved by the Board; (iv) Common Stock issued pursuant to the exercise of options and warrants outstanding on the date of issuance of this Warrant; (v) Common Stock issued in a bona fide firm commitment underwritten public offering, (vi) Common Stock (including Common Stock issued upon the conversion or exercise of Convertible Securities) or Convertible Securities issued to joint venture or strategic partners pursuant to agreements authorized by the Board, (vii) Common Stock (including Common Stock issued upon the conversion or exercise of Convertible Securities) or Convertible Securities issued to employees, consultants, officers or directors of the Issuer pursuant to compensatory stock purchase or stock option plans, agreements or arrangements approved by the Board, (viii) Common Stock (including Common Stock issued upon the conversion or exercise of Convertible Securities) or Convertible Securities issued to underwriters, brokers, dealers, finders or others in connection with fundraising (debt or equity) activities, (ix) Common Stock issued upon conversion or exercise of Convertible Securities outstanding on the date of issuance of this Warrant, (x) Common Stock issued as dividends on any series of the Issuer’s preferred stock, whether existing now or in the future, and (xi) Common Stock issued in connection with a stock dividend or distribution covered by Section 4(c)(i) or (ii).

“Articles of the Issuer” means the Certificate of Incorporation and by-laws of the Issuer as in effect on the date of issuance of this Warrant, and as hereafter from time to time amended, modified, supplemented or restated in accordance with the terms hereof and thereof and pursuant to applicable law.

“Board” shall mean the Board of Directors of the Issuer.

“Business Day” means any day other than Saturday, Sunday or a day on which chartered banks are closed for business in New York, New York.

“Capital Stock” means (i) any and all shares, interests, participations or other equivalents of or interests in (however designated) corporate stock, including, without limitation, shares of preferred stock, (ii) all partnership interests (whether general or limited) in any Person which is a partnership,  (iii) all membership interests or limited liability company interests in any limited liability company, and (iv) all equity or ownership interests in any Person of any other type.

“Common Stock” means the shares of Common Stock, par value $0.001 per share, of the Issuer and any other shares of Capital Stock into which such stock may hereafter be changed.

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“Convertible Securities” means evidences of indebtedness, Capital Stock or other Securities which are or may be at any time convertible into or exchangeable or exercisable for shares of Common Stock.  The term “Convertible Security” means one of the Convertible Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar Federal statute then in effect.

“Expiration Date” has the meaning specified in Section 1 hereof.

“Governmental Authority” means any governmental, regulatory or self-regulatory entity, department, body, official, authority, commission, board, agency or instrumentality, whether Federal, state, provincial or local, and whether domestic or foreign.

“Holder” mean the Person who shall from time to time own this Warrant.

“Issuer” means Xplore Technologies Corp., and its successors.

“Person” means an individual, corporation, limited liability company, partnership, joint stock company, trust, unincorporated organization, joint venture, Governmental Authority or other entity of whatever nature.

“Per Share Market Value” means on any particular date the average of the closing bid and ask prices on a national securities exchange or quotation system which on the date of determination constitutes the principal trading market for the shares of Common Stock.

“Securities” means any debt or equity securities of the Issuer, whether now or hereafter authorized, any instrument convertible into or exchangeable for Securities or a Security, and any option, warrant or other right to subscribe for, purchase or acquire any Security.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute then in effect.

“Security” means one of the Securities.

“Subsidiary” means any corporation a majority of whose outstanding Voting Stock shall at the time be owned directly or indirectly by the Issuer or by one or more of its Subsidiaries, or by the Issuer and one or more of its Subsidiaries.

“Trading Day” means a day on which the Common Stock is traded on a national securities exchange or quotation system which on the date of determination constitutes the principal trading market for the shares of Common Stock.

“Triggering Event” has the meaning specified in Section 4(a)(i) hereof.

“Voting Stock”, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) having ordinary voting power for the election

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of a majority of the members of the Board of Directors (or other governing body) of such corporation, other than Capital Stock having such power only by reason of the happening of a contingency.

“Warrant Price” means $0.10 per share.

“Warrant Shares” means shares of Common Stock issuable upon exercise of this Warrant or any portion thereof, as the case may be, issued pursuant to the terms hereof, or otherwise issuable pursuant to any other warrants of like tenor issued pursuant to the provisions of hereof.

9.                                       Other Notices.                   In case at any time:

(A)                              the Issuer shall make any distributions to the holders of Common Stock; or

(B)                                the Issuer shall authorize the granting to all holders of its Common Stock of rights to subscribe for or purchase any shares of Common Stock of any class or of any Convertible Securities or other rights; or

(C)                                there shall be any reclassification of the Capital Stock of the Issuer; or

(D)                               there shall be any (i) consolidation or merger involving the Issuer or (ii) sale, transfer or other disposition of all or substantially all of the Issuer’s property, assets or business (except a merger or other reorganization in which the Issuer shall be the surviving corporation and its Common Stock shall continue to be outstanding and unchanged and except a consolidation, merger, sale, transfer or other disposition involving a wholly-owned Subsidiary); or

(E)                                 there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Issuer or any partial liquidation of the Issuer or distribution to holders of Common Stock;

then, in each of such cases, the Issuer shall give written notice to the Holder of the date on which (i) the books of the Issuer shall close or a record shall be taken for such dividend, distribution or subscription rights or (ii) such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding-up, as the case may be, shall take place.  Such notice also shall specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their certificates for Common Stock, for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding-up, as the case may be.  Such notice shall be given at least twenty days prior to the action in question and not less than twenty days prior to the record date or the date on which the Issuer’s transfer books are closed in respect thereto.

10.                                 Amendment and Waiver.  Any term, covenant, agreement or condition in this Warrant may be amended, or compliance therewith may be waived (either generally or in a

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particular instance and either retroactively or prospectively), by a written instrument or written instruments executed by the Issuer and the Holder.

11.                                 Governing Law.  THIS WARRANT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARDS TO ITS CONFLICT OF LAW PRINCIPLES.  THE HOLDER HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION AND VENUE OF ANY COURT WITHIN THE STATE OF DELAWARE, IN CONNECTION WITH ANY MATTER BASED UPON OR ARISING OUT OF THIS WARRANT OR THE MATTERS CONTEMPLATED HEREIN, AND AGREES THAT PROCESS MAY BE SERVED UPON THE HOLDER IN ANY MANNER AUTHORIZED BY THE LAWS OF THE STATE OF DELAWARE FOR SUCH PERSONS.

12.                                 Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earlier of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified for notice prior to 5:00 p.m., (Austin, Texas time), on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified for notice later than 5:00 p.m., (Austin, Texas time), on any date and earlier than 11:59 p.m., (Austin, Texas time), on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, (iv) five (5) days following the date of mailing, if sent by registered or certified mail (postage prepaid return receipt requested), or (v) actual receipt by the party to whom such notice is required to be given.  The addresses for such communications shall be with respect to the Holder of this Warrant or of Warrant Shares issued pursuant hereto, addressed to such Holder at its last known address or facsimile number appearing on the books of the Issuer maintained for such purposes, or with respect to the Issuer, addressed to:

Xplore Technologies Corp.
14000 Summit Drive, Suite 900

Austin, Texas 78728

Attention: Michael J. Rapisand

Facsimile: (512) 336-7791

13.                                 Remedies.  The Issuer stipulates that the remedies at law of the Holder of this Warrant in the event of any default or threatened default by the Issuer in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

14.                                 Successors and Assigns.  This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Issuer, the Holder hereof and (to the extent provided herein) the Holders of Warrant Shares issued pursuant hereto, and shall be enforceable by any such Holder or Holder of Warrant Shares.

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15.                                 Modification and Severability.  If, in any action before any court or agency legally empowered to enforce any provision contained herein, any provision hereof is found to be unenforceable, then such provision shall be deemed modified to the extent necessary to make it enforceable by such court or agency.  If any such provision is not enforceable as set forth in the preceding sentence, the unenforceability of such provision shall not affect the other provisions of this Warrant, but this Warrant shall be construed as if such unenforceable provision had never been contained herein.

16.                                 Headings.  The headings of the Sections of this Warrant are for convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the Issuer has executed this Warrant as of the day and year first above written.

XPLORE TECHNOLOGIES CORP.

By:
Michael J. Rapisand
Chief Financial Officer

EXHIBIT A

Form of Exercise

(to be executed by the Holder)

                                                The Holder hereby exercises its rights to subscribe for and purchase          shares of Common Stock as defined in the attached Warrant of XPLORE TECHNOLOGIES CORP. evidenced by the attached Warrant and herewith makes payment of the Warrant Price, as defined in the within Warrant, in the amount of $                     by way of:

                                                $                     certified check payable to the Issuer’s order; or

                                                $                     wire transfer of funds to the Issuer.

Please issue a certificate in the name of the Holder for the shares of Common Stock in accordance with the instructions given below and issue a replacement Warrant in the name of the Holder for the unexercised balance, if any, of the right to purchase Warrant Shares evidenced by the within Warrant which were not exercised hereby.

Dated:
Signature of Holder

Instructions for registration of shares

Social Security or Employer Identification
Number of Holder:

Address of Holder:

Street

City, State and Zip Code

A-1

EXHIBIT B

NET ISSUE NOTICE OF EXERCISE

TO:	Xplore Technologies Corp
14000 Summit Drive, Suite 900
Austin, Texas 78728
facsimile number (512) 336-7791
Attention: Michael Rapisand

                                                1.   The undersigned hereby elects to purchase                    shares of Common Stock as defined in the attached Warrant of XPLORE TECHNOLOGIES CORP. pursuant to the terms of this Warrant, and hereby elects under Section 2(c) of this Warrant to surrender the right to purchase                shares of Common Stock pursuant to this Warrant for a net issue exercise with respect to                  shares of Common Stock.

                                                2.   Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

ARTICLE I

(Signature)

Title:

(Date)

B-1

ASSIGNMENT

FOR VALUE RECEIVED,                                    hereby sells, assigns and transfers unto                                      the within Warrant and all rights evidenced thereby and does irrevocably constitute and appoint                           , attorney, to transfer the said Warrant on the books of the within named corporation.

Dated:	Signature:

Address:

PARTIAL ASSIGNMENT

FOR VALUE RECEIVED,                                    hereby sells, assigns and transfers unto                                      the right to purchase                    Warrant Shares evidenced by the within Warrant together with all rights therein, and does irrevocably constitute and appoint                                       , attorney, to transfer that part of the said Warrant on the books of the within named corporation.

Dated:	Signature:

Address:

B-2